Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of this 26th day of September, 2022, by and between Mobile Infrastructure Corporation, a Maryland corporation (“MIC”), and Mobile Infrastructure Trust, a Maryland real estate investment trust (“MIT”).

W I T N E S S E T H:

WHEREAS, MIC is the sole general partner of Mobile Infra Operating Partnership, L.P. (formerly known as MVP REIT II Operating Partnership, LP), a Maryland limited partnership (the “Operating Partnership”), which is the indirect owner of parking lots, garages, and other parking facility assets;

WHEREAS, MIT has confidentially submitted with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-11 (as amended and supplemented from time to time, the “IPO Registration Statement”) with respect to a proposed initial public offering (“IPO”) of its common shares of beneficial interest, par value $0.0001 per share (“Common Shares”);

WHEREAS, MIT and MIC previously entered into that certain Agreement and Plan of Merger dated as of May 27, 2022 (the “Original Merger Agreement”), pursuant to which it was contemplated that MIC would, on the terms and subject to the conditions set forth in the Original Merger Agreement, merge with and into MIT, with MIT as the surviving company in the merger;

WHEREAS, in order to account for certain events occurring after the date of the Original Merger Agreement, and to reflect certain amendments to the terms of the merger contemplated by the Original Merger Agreement, MIT and MIC desire to amend and restate the Original Merger Agreement in its entirety;

WHEREAS, the board of directors of MIC (the “MIC Board”) and the board of trustees of MIT (the “MIT Board”) have each determined that it is in the best interests of MIC and MIT, respectively, for MIC to merge with and into MIT (the “Merger”), with MIT continuing as the surviving company resulting from the Merger, effective as of the Business Day immediately following the closing date of the IPO (the “IPO Closing”) on the terms and subject to the conditions set forth herein;

WHEREAS, the MIC Board has (a) determined and declared that the Charter Amendments, this Agreement, the Merger and the other transactions contemplated hereby are (i) fair and reasonable and on terms no less favorable than would be available from unaffiliated third parties and (ii) advisable to, and in the best interests of, MIC, (b) duly and validly authorized the execution and delivery of this Agreement by MIC, (c) directed that the Charter Amendments and the Merger be submitted for consideration by the holders of MIC Common Stock at the MIC Stockholder Meeting and (d) resolved to recommend that the holders of MIC Common Stock vote in favor of approval of the Charter Amendments and the Merger (the “MIC Board Recommendation”) and to include the MIC Board Recommendation in the Joint Proxy Statement;

WHEREAS, the MIT Board has (a) determined and declared that this Agreement, the Merger and the transactions contemplated hereby, including the issuance of Class B Common Shares and Preferred Shares in the Merger, are fair and reasonable and advisable to, and in the best interests of, MIT, (b) duly and validly authorized the execution and delivery of this Agreement by MIT, (c) directed that the Merger, including the issuance of Class B Common Shares and Preferred Shares in the Merger, be submitted for consideration by MIT’s sole shareholder and (d) resolved to recommend that MIT’s sole shareholder vote in favor of approval of the Merger, including MIT’s issuance of Class B Common Shares and Preferred Shares in the Merger;

WHEREAS, MIT’s sole shareholder has approved the Merger, including the issuance of Class B Common Shares and Preferred Shares in the Merger;

WHEREAS, the holders of outstanding shares of (a) MIC Common Stock will receive, in exchange for each share of MIC Common Stock held immediately prior to the Effective Time, one Class B Common Share in the Merger, subject to the receipt of cash in lieu fractional shares, and (b) (i) MIC Series A Preferred Stock will receive, in exchange for each share of MIC Series A Preferred Stock held immediately prior to the Effective Time, one Series A Preferred Share having terms materially the same as the MIC Series A Preferred Stock plus an amount in cash equal to any accrued and unpaid dividends on such shares of MIC Series A Preferred Stock through and including the most recently completed quarter prior to the Effective Time (which cash payment shall, for the avoidance of doubt, extinguish all accrued and unpaid dividends payable on the MIC Series A Preferred Stock through and including the most recently completed quarter prior to the Effective Time) and (ii) MIC Series 1 Preferred Stock (together, with the MIC Series A Preferred Stock, the “MIC Preferred Stock”) will receive, in exchange for each share of MIC Series 1 Preferred Stock held immediately prior to the Effective Time, one Series 1 Preferred Share (together with the Series A Preferred Shares, the “Preferred Shares”) having terms materially the same as the MIC Series 1 Preferred Stock plus an amount in cash equal to any accrued and unpaid dividends on such shares of MIC Series 1 Preferred Stock through and including the most recently completed quarter prior to the Effective Time (which cash payment shall, for the avoidance of doubt, extinguish all accrued and unpaid dividends payable on the MIC Series 1 Preferred Stock through and including the most recently completed quarter prior to the Effective Time), in each case, subject to the receipt of cash in lieu of fractional shares (collectively, the “MIC Preferred Stock Merger Consideration”), as provided herein;

WHEREAS, at the Effective Time, the holders of the MIC Common Stock Warrants will have their warrants assumed by MIT and each MIC Common Stock Warrant will become a warrant to purchase a number of Class B Common Shares equal to the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant immediately prior to the Effective Time;

WHEREAS, at the Effective Time, each unvested, partially vested or fully vested MIC Equity Award, if any, shall be converted into an award under the MIT Equity Compensation Plan; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Amended and Restated Bylaws” has the meaning set forth in Section 2.4.

“Amended and Restated Declaration of Trust” has the meaning set forth in Section 2.4.

“Amended and Restated OP Agreement” shall mean the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, effective as of March 18, 2022, as such agreement may be amended and restated effective as of the Effective Time or otherwise in connection with the Merger and other transactions contemplated hereby.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Charter” shall mean the Articles of Amendment and Restatement of MIC, dated as of September 22, 2015, as amended and supplemented as of the date hereof.

“Charter Amendments” shall mean Amendment No. 1 to the Charter and Amendment No. 2 to the Charter, substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively, to be effective immediately prior to the vote of the holders of MIC Common Stock on the Merger and immediately prior to the Effective Time, respectively.

“Class B Common Shares” shall mean the Class B common shares of beneficial interest, $0.0001 par value per share, of MIT; such Class B Common Shares are identical to the Common Shares, but will not be listed on a national securities exchange and upon the six-month anniversary of the listing of the Common Shares on a national securities exchange (or such earlier date or dates as may be approved by the MIT Board in certain circumstances with respect to all or any portion of the outstanding Class B Common Shares), each Class B Common Share will automatically, and without any shareholder action, convert into one Common Share.

“Class B Common Units” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Common Units” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Counsel” shall mean Sullivan & Worcester LLP or such other counsel to MIC and/or MIT reasonably acceptable to the underwriters in the IPO.

“Effective Date” shall mean the Business Day after the date on which the IPO Closing occurs.

“Effective Time” has the meaning set forth in Section 2.2.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange and Paying Agent” shall mean an exchange and paying agent, appointed by MIT and reasonably acceptable to MIC, for the purpose of transferring MIC Book Entry Shares and exchanging MIC Stock represented by MIC Certificates for the applicable Merger Consideration, pursuant to an exchange and paying agent agreement reasonably acceptable to MIT and MIC.

“Existing Declaration of Trust” shall mean the Declaration of Trust of MIT in effect as of the date hereof.

“Form S-4” shall mean a registration statement on Form S-4, together with any amendments or supplements thereto, to be filed by MIT with the SEC relating to the registration of the Class B Common Shares to be issued in the Merger.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“IPO” has the meaning set forth in the Recitals.

“IPO Closing” has the meaning set forth in the Recitals.

“IPO Price Per Share” means the initial public offering price per Common Share sold in the IPO.

“IPO Registration Statement” has the meaning set forth in the Recitals.

“Joint Proxy Statement” shall mean a joint proxy statement/prospectus in preliminary and definitive form relating to the MIC Stockholder Meeting, together with any amendments or supplements thereto, to be included in the Form S-4.

“Law” means any and all domestic (federal, state or local) or foreign laws (including common law), statutes, codes, rules, regulations and Orders promulgated by any Governmental Authority.

“Maryland REIT Law” shall mean the Maryland REIT Law, as set forth in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

“Maryland SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

“Merger Consideration” shall mean the Class B Common Shares to be issued in the Merger, cash consideration in lieu of fractional Class B Common Shares to be issued in the Merger and MIC Preferred Stock Merger Consideration, in each case as applicable.

“MGCL” shall mean the Maryland General Corporation Law.

“MIC Book Entry Shares” shall mean each share in book-entry form evidencing any shares of MIC Stock issued and outstanding immediately prior to the Effective Time.

“MIC Board” has the meaning set forth in the Recitals.

“MIC Board Recommendation” has the meaning set forth in the Recitals.

“MIC Certificates” shall mean each certificate representing any shares of MIC Stock issued and outstanding immediately prior to the Effective Time.

“MIC Common Stock” shall mean the shares of common stock, par value $0.0001 per share, of MIC.

“MIC Common Stock Warrants” shall mean warrants issued by MIC to purchase MIC Common Stock, in accordance with the terms of the applicable warrant agreement, issued and outstanding as of immediately prior to the Effective Time.

“MIC Equity Award” shall mean an award with respect to MIC Common Stock issued and outstanding immediately prior to the Effective Time under the MIC Equity Compensation Plan or as otherwise issued to MIC employees.

“MIC Equity Compensation Plan” shall mean MIC’s Long Term Incentive Plan, as in effect as of the date of this Agreement.

“MIC Lease” shall mean each lease or sublease in effect as of the date hereof and to which MIC or any MIC Subsidiary is a party as lessor or sublessor with respect to the applicable property subject to such lease.

“MIC Preferred Stock” has the meaning set forth in the Recitals.

“MIC Preferred Stock Merger Consideration” has the meaning set forth in the Recitals.

“MIC SEC Documents” shall mean all forms, documents, statements, schedules, reports, registration statements, prospectuses and other documents filed or furnished (as applicable) by MIC since and including January 1, 2020 under the Exchange Act or the Securities Act and prior to the date hereof.

“MIC Series 1 Preferred Stock” shall mean the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC, as more particularly described in the Charter.

“MIC Series A Preferred Stock” shall mean the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of MIC, as more particularly described in the Charter.

“MIC Stock” shall mean the MIC Common Stock, the MIC Series 1 Preferred Stock and the MIC Series A Preferred Stock.

“MIC Stockholder Approval” shall mean the approval of the Charter Amendments and the Merger and the other transactions contemplated herein to which MIC is a party by the stockholders of MIC by the affirmative vote of at least a majority of all the votes entitled to be cast at the MIC Stockholder Meeting on each Charter Amendment and the Merger, respectively.

“MIC Stockholder Meeting” shall mean the meeting of the holders of MIC Common Stock for the purpose of seeking MIC Stockholder Approval, including any postponement or adjournment thereof.

“MIC Subsidiary” shall mean a subsidiary of MIC, including without limitation the Operating Partnership and its subsidiaries.

“MIC Voting Debt” shall mean any bonds, debentures, notes or other indebtedness of MIC or any MIC Subsidiary having general voting rights that are issued and outstanding (or convertible into securities having such rights).

“MIT Board” has the meaning set forth in the Recitals.

“MIT Equity Compensation Plan” shall mean MIT’s equity compensation plan, as in effect immediately prior to the Effective Time.

“Operating Partnership” has the meaning set forth in the Recitals.

“Order” means a judgment, order, injunction, award, decree, writ or other legally enforceable requirement of any Governmental Authority.

“Person” means an individual, corporation, real estate investment trust, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Preferred Shares” has the meaning set forth in the Recitals.

“Preferred Units” means the Series 1 Preferred Units and Series A Preferred Units together.

“Recitals” means the paragraphs immediately preceding this Article 1 that begin with “WHEREAS.”

“Representative” shall mean, with respect to a person, one or more of such person’s trustees, directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives when acting in such capacity and not when acting in any other capacity.

“SEC” has the meaning set forth in the Recitals.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series 1 Preferred Shares” shall mean the Series 1 Convertible Redeemable Preferred Shares, par value $0.0001 per share, of MIT, as more particularly described in the Amended and Restated Declaration of Trust.

“Series A Preferred Shares” shall mean the Series A Convertible Redeemable Preferred Shares, par value $0.0001 per share, of MIT, as more particularly described in the Amended and Restated Declaration of Trust.

“Series 1 Preferred Units” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Series A Preferred Units” shall have the meaning set forth in the Amended and Restated OP Agreement.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including any income (net or gross), franchise, windfall or other profits, gross receipts, premiums, property (real or personal, tangible or intangible), escheat, unclaimed property, sales, use, value added, net worth, margins, assets, capital stock, business organization, commercial activity, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, leasing, lease, user, ad valorem, stamp, transfer, value-added, gains tax, license, recording, registration and documentation fees, severance, occupation, environmental, customs duties, disability, registration, alternative or add-on minimum, estimated tax, or other tax, or other like assessment, levy or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Representation Letter” shall mean a letter signed by an officer of MIC or MIT, respectively, and containing representations reasonably requested by Counsel for the purpose of obtaining the tax opinion from Counsel described in Section 6.1(f).

ARTICLE II
THE MERGER

2.1          Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, MIC shall merge with and into MIT in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the MGCL and the Maryland REIT Law. Following the Merger, MIT shall continue as the surviving company (sometimes hereinafter referred to as the “Surviving Company”) and MIC shall cease to have a separate existence. MIT shall continue unaffected and unimpaired by the Merger, and, as the Surviving Company, it shall continue to be governed by the laws of the State of Maryland.

2.2          Effective Time. The parties shall cause the Merger to be consummated by filing Articles of Merger substantially in the form attached hereto as Exhibit C and meeting the requirements of the MGCL and the Maryland REIT Law (the “Articles of Merger”), with the Maryland SDAT. The Merger shall become effective at such date and time as the Articles of Merger are accepted for filing by the Maryland SDAT or on such later date and time (which date shall be at least one Business Day following the IPO Closing and shall not exceed thirty (30) days from the date the Articles of Merger are accepted for filing by the Maryland SDAT) as shall be agreed by MIC and MIT and specified in the Articles of Merger (such date and time the Merger becomes effective, the “Effective Time”).

2.3          Effects of the Merger. The Merger shall have the effects set forth in the MGCL and the Maryland REIT Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers, and franchises of MIC shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of MIC shall become the debts, liabilities, obligations and duties of the Surviving Company.

2.4          Organizational Documents. At the Effective Time and without any action on the part of any party, the Amended and Restated Declaration of Trust of MIT in effect immediately prior to the Effective Time shall be the Declaration of Trust of the Surviving Company (the “Amended and Restated Declaration of Trust”) following the Merger, and the Amended and Restated Bylaws of MIT in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company (the “Amended and Restated Bylaws”), each until duly amended in accordance with applicable law.

2.5          Board of Trustees. From and after the Effective Time, the trustees of MIT in office immediately prior to the Effective Time shall be the trustees of the Surviving Company and shall continue to hold such office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Amended and Restated Declaration of Trust and the Amended and Restated Bylaws or as otherwise provided by law.

2.6          Officers. From and after the Effective Time, the officers of MIT in office immediately prior to the Effective Time shall be the officers of the Surviving Company and shall continue to hold such office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Amended and Restated Declaration of Trust and the Amended and Restated Bylaws or as otherwise provided by law.

2.7          Effect of Merger. In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the Merger and without any action on the part of any party, at the Effective Time:

(a)          each share of MIC Common Stock (excluding any shares of MIC Common Stock described in (c) below) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one Class B Common Share, shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each MIC Book Entry Share evidencing any share of MIC Common Stock issued and outstanding immediately prior to the Effective Time and each MIC Certificate representing any share of MIC Common Stock issued and outstanding immediately prior to the Effective Time, if any, shall thereafter represent only the right to receive an equivalent number of Class B Common Shares, subject to the receipt of cash for any fractional Class B Common Shares that would otherwise be issuable;

(b)          each share of MIC Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the applicable MIC Preferred Stock Merger Consideration, shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and each MIC Book Entry Share evidencing any share of MIC Series A Preferred Stock or MIC Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time and each MIC Certificate representing any share of MIC Series A Preferred Stock or MIC Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time, if any, shall thereafter represent only the right to receive the MIC Preferred Stock Merger Consideration;

(c)          each share of MIC Common Stock issued and outstanding immediately prior to the Effective Time that is held by any MIC Subsidiary wholly-owned by MIC shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of the Merger, and shall cease to exist; and

(d)          each Common Share issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger.

2.8          Assumption of Warrants.

(a)          At the Effective Time, automatically and without any action on the part of the holder thereof, the Surviving Company shall assume each MIC Common Stock Warrant remaining outstanding immediately prior to the Effective Time and each such MIC Common Stock Warrant shall become a warrant to purchase that number of Class B Common Shares (or if exercised after the conversion of the Class B Common Shares, Common Shares) equal to the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant at an exercise price per share equal to the per share exercise price of such MIC Common Stock Warrant, and otherwise upon the same terms and conditions, as set forth in the applicable warrant agreement. Other than as described in the immediately preceding sentence, each such MIC Common Stock Warrant, so assumed, shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying MIC Common Stock Warrant immediately prior to the Effective Time.

(b)          The Surviving Company shall take all company actions necessary to reserve for issuance a sufficient number of Class B Common Shares (and Common Shares) for delivery upon exercise of the MIC Common Stock Warrants assumed by the Surviving Company pursuant to Section 2.8(a).

2.9          Treatment of MIC Equity Awards. At the Effective Time, each unvested, partially vested or fully vested MIC Equity Award, if any, shall be converted into an award under the MIT Equity Compensation Plan with respect to a number of Class B Common Shares (or if exercised or vested after the conversion of the Class B Common Shares, Common Shares) (rounded down to the nearest whole share) equal to the number of shares of MIC Common Stock underlying the converted MIC Equity Award. Such award shall continue to be subject to the same vesting and other terms and conditions as were in effect immediately prior to the Effective Time, except as otherwise expressly amended. No fractional Class B Common Share shall be issued with respect to MIC Equity Awards that have been converted pursuant to this Section 2.9. Any holder of MIC Equity Awards otherwise entitled to receive a fractional Class B Common Share but for this Section 2.9 shall be entitled to receive a cash payment in accordance with the provisions of Section 2.11, without duplication. Any cash payment pursuant to this Section 2.9 shall, to the extent determined by the MIC Board (or an authorized committee thereof) be subject to appropriate withholding for Taxes in accordance with Section 2.12, without duplication. As promptly as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the MIC Board (or an authorized committee thereof) shall adopt such resolutions and take such other actions as the MIC Board (or such committee) determines may be required to effect the provisions of this Section 2.9. Any MIC Equity Award that vests upon the consummation of the Merger shall, at the Effective Time, receive the same treatment as MIC Common Stock pursuant to this Agreement. Any vesting of such MIC Equity Awards upon the consummation of the Merger shall be subject to appropriate withholding for Taxes in accordance with Section 2.12, without duplication.

2.10        Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, the Exchange and Paying Agent shall mail to each holder of record of a MIC Certificate or MIC Book Entry Share immediately prior to the Effective Time a form of letter of transmittal (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the MIC Certificates or MIC Book Entry Shares shall pass, only upon proper delivery of the MIC Certificates (or affidavits of loss in lieu thereof) or transfer of any MIC Book Entry Shares to the Exchange and Paying Agent) and instructions for use in effecting the surrender of the MIC Certificates or the transfer of MIC Book Entry Shares in exchange for the applicable Merger Consideration. Upon proper surrender of a MIC Certificate (or affidavits of loss in lieu thereof) or transfer of any MIC Book Entry Share for exchange and cancellation to the Exchange and Paying Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such MIC Certificate or MIC Book Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration and such MIC Certificate or MIC Book Entry Share so surrendered shall forthwith be cancelled. No interest will be paid or accrued for the benefit of holders of the MIC Certificates or MIC Book Entry Shares on the Merger Consideration payable upon the surrender of the MIC Certificates or transfer of MIC Book Entry Shares.

2.11        No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional Class B Common Shares or Preferred Shares shall be issued in connection with the exchange of MIC Common Stock or MIC Preferred Stock or of an MIC Equity Award pursuant to this Agreement. Any holder of shares of MIC Common Stock, MIC Preferred Stock or MIC Equity Award otherwise entitled to receive a fractional Class B Common Share or Preferred Share but for this Section 2.11 shall be entitled to receive, upon surrender of: (a) such MIC Common Stock (or, in the case of an MIC Equity Award, upon the Effective Time without the need for any action by the holder of such MIC Equity Award) and to the extent determined by the MIC Board (or an authorized committee thereof), a cash payment, without interest, in lieu of any fractional share, in an amount rounded to the nearest whole cent equal to the product obtained by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder (after taking into account all MIC Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the IPO Price Per Share; and (b) such MIC Preferred Stock and to the extent determined by the MIC Board (or an authorized committee thereof), a cash payment, without interest, in lieu of any fractional share, in an amount rounded to the nearest whole cent equal to the product obtained by multiplying (i) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder (after taking into account all MIC Preferred Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) (A) the stated value of such MIC Preferred Stock, plus (B) accrued and unpaid dividends, if any, through and including the most recently completed quarter prior to the Effective Time, without interest. No holder of MIC Common Stock or MIC Preferred Stock shall be entitled by virtue of the right to receive cash in lieu of fractional Class B Common Shares or Preferred Shares described in this Section 2.11 to any dividends, voting rights or any other rights in respect of any fractional Class B Common Share or Preferred Shares. The payment of cash in lieu of fractional Class B Common Shares or Preferred Shares is not a separately bargained-for-consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

2.12        Withholding Rights. Each Person making any payment, transfer or distribution, or vesting any property, pursuant to this Agreement or otherwise with respect to the Merger, shall be entitled to deduct and withhold from any amounts or property otherwise paid, transferred, distributed or vested (or portions thereof) as it determines it is required to deduct and withhold with respect to the making of such payment, transfer or distribution, or vesting of such property, under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. Except to the extent precluded by Law or not permitted under the terms of an agreement binding on the applicable withholding party, in the case of a noncash payment or distribution or the vesting of any property, the applicable withholding party may collect the amount required to be withheld by reducing to cash (including, for the avoidance of doubt, through the redemption of Class B Common Shares or Preferred Shares by MIT) for remittance to the appropriate Governmental Authority a sufficient portion of the property that the recipient would otherwise receive or own (or already owns), if the cash portion of any such payment or distribution is not sufficient to cover the withholding liability, all on behalf of the recipient Person, and the recipient Person will bear any brokerage or other costs for this withholding procedure. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by any Person, such withheld amounts shall be treated for all purposes as having been distributed, paid or otherwise included in income to the Person in respect of which such deduction and withholding was made. To the extent shares are reduced to cash to satisfy any withholding obligation, only a whole number of shares will be reduced to cash, and the Person in respect of which the deduction and withholding was made shall receive as of the Effective Time the excess cash over the withholding obligation as a cash payment, without interest.

2.13        Operating Partnership Units Transfer.

(a)          As a result of the Merger, at the Effective Time, by operation of law and without any action on the part of MIT or MIC, MIT will acquire all of the Common Units and Preferred Units formerly held by MIC (it being understood that such Preferred Units shall no longer include any distribution arrearage to the extent the corresponding dividend arrearage has been paid to the holders of the MIC Preferred Stock at the Effective Time) and will be admitted as the sole general partner of the Operating Partnership pursuant to the Amended and Restated OP Agreement.

(b)          All Common Units held by MIC (and acquired by MIT) and the Limited Partners prior to the Effective Time shall be converted to Class B Common Units at the Effective Time. All other Partnership Interests (as defined in the Amended and Restated OP Agreement) issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger (except that to the extent such Partnership Interests represent the right to receive Common Units or Common Shares, they shall not be entitled to be converted or exercised until such time as the Class B Common Units or Class B Common Shares, as applicable, are converted into Common Units or Common Shares, as applicable).

(c)          MIC and MIT hereby represent and warrant that the Merger and transactions contemplated hereby satisfy the terms of Section 11.2 of the Amended and Restated OP Agreement in respect of the transfer of a general partner’s Partnership Interest (as such term is defined therein) and Section 12.1 of the Amended and Restated OP Agreement in respect of admission of a successor general partner.

(d)          MIT hereby further represents and warrants that, as successor General Partner (as such term is defined in the Amended and Restated OP Agreement), it shall abide by the terms and conditions of the Amended and Restated OP Agreement.

2.14        No Further Ownership Rights and Interests.

(a)          From and after the Effective Time, all consideration paid upon conversion of the MIC Stock in accordance with this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the interests cancelled.

(b)          From and after the Effective Time, there shall be no transfers on the stock transfer books of MIC of the shares of MIC Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of MIC Certificates or MIC Book Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such MIC Stock except as otherwise provided in this Agreement or by applicable law. If, after the Effective Time, MIC Certificates or MIC Book Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

2.15          Tax Treatment. It is intended by all parties that, for United States federal income tax purposes: (a) the Merger shall qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and each of MIC and MIT are parties to such reorganization under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder; (b) this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g); (c) the Merger shall be treated as providing for “fixed consideration” and be governed by the “signing date rule” as described in Treasury Regulations Sections 1.368-1(e)(2) and (7), and the value of the Class B Common Shares as of the pre-signing date (within the meaning of and principles of Treasury Regulations Sections 1.368-1(e)(2)(i), (e)(2)(ii)(B)(2), (e)(2)(iv), and (e)(7)) shall be no less than $11.75; and (d) the cash portion of the MIC Preferred Stock Merger Consideration (other than cash paid in lieu of fractional shares) constitutes and shall be treated as a distribution under Section 301 of the Code made by MIC at or immediately before the Effective Time in accordance with and under the principles of Treasury Regulations Sections 1.301-1(j), 1.305-5(d)(Example 1), 1.305-7, and 1.356-1(f).

2.16        Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or any of the other transactions contemplated hereby.

2.17        No Liability. Notwithstanding anything in this Agreement to the contrary, none of MIC, MIT or any other Person shall be liable to any former holder of MIC Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

ARTICLE III
IPO PROCEEDS CONTRIBUTION

3.1          IPO Proceeds Contribution. As set forth in Section 12.1 of the Amended and Restated OP Agreement and following the principles of Section 4.3.E of the Amended and Restated OP Agreement, on the Effective Date and following the Effective Time, MIT shall contribute to the Operating Partnership (a) the gross proceeds of the IPO after deducting underwriting discounts and commissions and certain offering expenses payable by MIT as reflected on the settlement statement at the IPO Closing, as reduced by the amount of the aggregate cash Merger Consideration payable pursuant to this Agreement and (b) other proceeds previously received by MIT in connection with the issuance of Common Shares prior to the IPO and, in exchange therefor, the Operating Partnership shall issue to MIT one Common Unit for each Common Share outstanding as of the time immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1          Representations and Warranties of MIC. Except as set forth in the MIC SEC Documents (excluding any risk factor disclosure and disclosure of risks or other matters included in any “forward looking statements” disclaimer or other statements that are cautionary, predictive or forward looking in nature), provided that the applicability of any such document to any representation or warranty is reasonably apparent on its face, and that the disclosure in such MIC SEC Documents shall not be deemed to qualify any representation or warranty contained in Section 4.1(b), MIC represents and warrants to MIT that:

(a)           Organization and Qualification; Subsidiaries.

(i)           MIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. MIC is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(ii)          MIC has delivered or made available to MIT, prior to the execution of this Agreement, a true, correct and complete list of the MIC Subsidiaries, together with (i) the jurisdiction of organization or incorporation, as the case may be, of each MIC Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by MIC in each MIC Subsidiary and the name of the holder of each such interest, (iii) the names of and the type of and percentage of interest held by any person other than MIC or an MIC Subsidiary in each MIC Subsidiary, and (iv) the classification for U.S. federal income tax purposes of each MIC Subsidiary. Each MIC Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and assets and to carry on its business as it is now being conducted, except for those failures to be duly organized, validly existing and in good standing or to have such power and authority as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. Each MIC Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. MIC has made available to MIT correct and complete copies of the constituent organizational or governing documents of each MIC Subsidiary, as in effect on the date of this Agreement. Each MIC Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents, except for such instances of non-compliance, individually or in the aggregate, as have not had, and would not reasonably be expected to have, a material adverse effect.

(b)          Capitalization.

(i)           The authorized capital stock of MIC consists of (A) 98,999,000 shares of MIC Common Stock, (B) 1,000,000 shares of preferred stock, $0.0001 par value per share, of which 97,000 shares have been designated as shares of MIC Series 1 Preferred Stock, and 50,000 shares have been designated as shares of MIC Series A Preferred Stock, and (C) 1,000 shares of non-voting, non-participating convertible stock, $0.0001 par value per share. As of the date hereof, (A) 7,762,375 shares of MIC Common Stock were issued and outstanding, (B) 39,811 shares of MIC Series 1 Preferred Stock were issued and outstanding, (C) 2,862 shares of MIC Series A Preferred Stock were issued or outstanding, (D) 1,702,128 shares of MIC Common Stock were reserved for issuance upon exercise of outstanding warrants, and (E) 500,000 shares of MIC Common Stock were reserved for issuance to officers and other employees of MIC pursuant to the MIC Equity Compensation Plan, pursuant to which options to purchase no shares are granted and outstanding and 500,000 shares are available for future grant. All of the issued and outstanding shares of MIC Stock are duly authorized, validly issued, fully paid and non-assessable. There is no MIC Voting Debt issued and outstanding. Except as otherwise set forth in this Section 4.1(b)(i) and other than the MIC Common Stock Warrants, there are no (A) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to any MIC Stock, obligating MIC or any MIC Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any MIC Stock or MIC Voting Debt or securities convertible into or exchangeable for such interests, or obligating MIC or any MIC Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (B) outstanding contractual obligations of MIC or any MIC Subsidiary to repurchase, redeem or otherwise acquire any shares of MIC Stock, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in MIC or any MIC Subsidiary.

(ii)          There are no voting trusts or other agreements to which MIC or any MIC Subsidiary is a party with respect to the voting of MIC Stock. Neither MIC nor any MIC Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or the capital stock of any of its subsidiaries.

(iii)         As of the date hereof, the partners of the Operating Partnership, and the number of partnership units held by each such partner in the Operating Partnership, are as follows: MIC, as general partner, holds 7,762,375 Common Units, 2,862 Series A Preferred Units, and 39,811 Series 1 Preferred Units; Color Up, LLC, a Delaware limited liability company, as limited partner, holds 7,495,090 Common Units; HSCP Strategic III, L.P., a Delaware limited partnership, as limited partner, holds 1,702,128 Common Units and 425,532 Class A Units; the executive officers of MIC, as limited partners, hold in aggregate 1,500,000 Performance Units subject to certain vesting requirements; and the directors and executive officers of MIC, as limited partners, hold in aggregate 282,027 LTIP Units subject to certain vesting requirements.

(c)           Authorization; Validity of Agreement; MIC Action. MIC has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of MIC Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by MIC of this Agreement, the performance and compliance by MIC with each of its obligations hereunder and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by the MIC Board and no other corporate action on the part of MIC, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by MIC of this Agreement, and the consummation by it of the transactions contemplated hereby, subject, in the case of the Merger, to the receipt of MIC Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the Maryland SDAT. This Agreement has been duly executed and delivered by MIC and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, is a legal, valid and binding obligation of MIC enforceable against MIC in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)          MIC Board Approval. The MIC Board has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Charter Amendments, the Merger and the other transactions contemplated hereby, (ii) directed that the Charter Amendments, the Merger and the other transactions contemplated hereby be submitted for consideration at the MIC Stockholder Meeting, and (iii) resolved to recommend that the holders of shares of MIC Common Stock vote in favor of the approval of the Charter Amendments, the Merger and the other transactions contemplated hereby and to include such recommendation in the Joint Proxy Statement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way.

(e)          Consents and Approvals; No Violations. None of the execution and delivery of this Agreement by MIC, the performance of or compliance with this Agreement, the consummation by MIC of the Merger or any other transactions contemplated hereby or compliance by MIC with any of the provisions of this Agreement will (i) assuming receipt of MIC Stockholder Approval, conflict with, result in any breach of or violate any provision of the Charter or Bylaws or the comparable organizational or governing documents of any MIC Subsidiary, (ii) require any filing by MIC or any MIC Subsidiary with, or the obtaining of any permit, authorization, consent or approval of any Governmental Authority (except for (w) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, any applicable requirements of the Exchange Act and the Securities Act, (x) any filings as may be required under the MGCL or the Maryland REIT Law in connection with the Merger, (y) such filings with the SEC as may be required to be made by MIC in connection with this Agreement and the Merger or (z) such filings as may be required in connection with state and local transfer taxes), (iii) require any consent or approval under, result in any modification, violation or breach of, or any loss of any benefit or increase in any cost or obligation of MIC or any MIC Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a lien on any property or asset of MIC or any MIC Subsidiary pursuant to, any of the terms, conditions or provisions of any MIC agreement or MIC Lease or (iv) violate any order, writ, injunction, decree or Law applicable to MIC or any of its properties or assets; except in respect of clauses (ii), (iii) or (iv) where (1) such failures to obtain such permits, authorizations, consents or approvals, (2) such failures to make such filings or (3) such failures to obtain such consents or approvals or any such modifications, violations, breaches, losses, increases, defaults, terminations, accelerations, cancellations, rights or liens have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

4.2          Representations and Warranties of MIT. MIT represents and warrants to MIC that:

(a)           Organization and Qualification. MIT is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite trust power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. MIT is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those failures to be so qualified or licensed or to be in good standing as have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b)          Capitalization. As of the date hereof, the authorized shares of beneficial interest of MIT consist of 1,000,000 Common Shares, of which 1,000 Common Shares are issued and outstanding. All of the issued and outstanding Common Shares are duly authorized, validly issued, fully paid and non-assessable. Prior to the Effective Time, the authorized shares of beneficial interest of MIT shall consist of (A) 500,000,000 Common Shares, (B) 20,000,000 Class B Common Shares, and (C) 80,000,000 preferred shares of beneficial interest of which up to 97,000 shares will be designated as Series 1 Preferred Shares, and up to 50,000 shares will be designated as Series A Preferred Shares. When issued in the Merger, all of the Class B Common Shares and Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding bonds, debentures, notes or other indebtedness of MIT having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Common Shares may vote. There are no voting trusts or other agreements to which MIT is a party with respect to the voting of the Common Shares. MIT has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares of beneficial interest.

(c)          Authorization; Validity of Agreement; MIT Action. MIT has all necessary trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MIT, the performance and compliance by MIT with its obligations hereunder, and the consummation by MIT of the transactions contemplated hereby, have been duly and validly authorized by all necessary trust action, and no other trust action on the part of MIT, pursuant to the Maryland REIT Law or otherwise, is necessary to authorize the execution and delivery by MIT of this Agreement, and the consummation by each of the transactions contemplated hereby, subject, with respect to the Merger and the filing of the Articles of Merger with, and acceptance for record by, the Maryland SDAT. This Agreement has been duly executed and delivered by MIT and, assuming due and valid authorization, execution and delivery hereof by it, is a legal, valid and binding obligation of MIT enforceable against it in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(d)          MIT Approval. The MIT Board has unanimously (i) duly and validly authorized the execution and delivery of this Agreement and approved, adopted and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, and (ii) recommended that its sole shareholder vote in favor of approval of the Merger, including the issuance of Class B Common Shares and Preferred Shares in the Merger as contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way. MIT’s sole shareholder has approved the Merger and the issuance of Class B Common Shares and Preferred Shares in the Merger.

(e)          Consents and Approvals; No Violations. None of the execution and delivery of this Agreement by MIT, the performance of or compliance with this Agreement by MIT, the consummation by MIT of the Merger or any other transaction contemplated hereby or compliance by MIT with any of the provisions of this Agreement will (i) conflict with, result in any breach of or violate any provision of the Existing Declaration of Trust or Bylaws or the Amended and Restated Declaration of Trust or Amended and Restated Bylaws, (ii) require any filing by MIT with, or the obtaining of any permit, authorization, consent or approval of any Governmental Authority (except for (v) the filing with the SEC of (A) the Joint Proxy Statement and of the Form S-4 and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, any applicable requirements of the Exchange Act and the Securities Act, (w) any filings as may be required under the MGCL or the Maryland REIT Law in connection with the Merger, (x) such filings with the SEC as may be required to be made by MIT in connection with this Agreement and the Merger, (y) such filings as may be required under the rules and regulations of the New York Stock Exchange in connection with this Agreement or the Merger or (z) such filings as may be required in connection with state and local transfer taxes), or (iii) violate any order, writ, injunction, decree or law applicable to MIT, or any of its properties or assets; except in respect of clauses (ii) or (iii) where (1) such failures to obtain such permits, authorizations, consents or approvals, (2) such failures to make such filings or (3) such failures to obtain such consents or approvals have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

ARTICLE V

COVENANTS

5.1          Preparation of Form S-4 and Joint Proxy Statement; Stockholder Approvals.

(a)          As promptly as reasonably practicable following the date of this Agreement, (i) MIT and MIC shall jointly prepare and cause to be filed with the SEC as part of the Form S-4 the Joint Proxy Statement in preliminary form relating to the MIC Stockholder Meeting, and (ii) MIT shall prepare (with MIC’s reasonable cooperation) and cause to be filed with the SEC, the Form S-4 for the registration under the Securities Act of the Class B Common Shares, and if necessary, the Preferred Shares, to be issued in connection with the Merger. Each of MIC and MIT shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger unless this Agreement is terminated pursuant to Section 6.1. Each of MIC and MIT shall furnish all information concerning itself, its affiliates and the holders of its shares of beneficial interest or other equity interests to the other and provide such other assistance as may be reasonably requested by the other in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as are reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of MIC and MIT shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of MIC and MIT shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and MIT shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, each of MIC and MIT shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response). MIT shall advise MIC, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Class B Common Shares or Preferred Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and MIT and MIC shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. MIT shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the issuance of the Class B Common Shares or Preferred Shares in the Merger, and MIC shall furnish all information concerning MIC and the holders of the Class B Common Shares and Preferred Shares as may be reasonably requested in connection with any such actions.

(b)          If, at any time prior to the receipt of MIC Stockholder Approval, any information relating to MIC or MIT, or any of their respective affiliates, should be discovered by MIC or MIT which, in the reasonable judgment of MIC or MIT, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and MIC and MIT shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by law, in disseminating the information contained in such amendment or supplement to holders of the MIC Common Stock. Nothing in this Section 5.1(b) shall limit the obligations of any party under Section 5.1(a). For purposes of this Section 5.1, any information concerning or related to MIC, the MIC Subsidiaries or the MIC Stockholder Meeting will be deemed to have been provided by MIC, and any information concerning or related to MIT and its subsidiaries will be deemed to have been provided by MIT.

(c)          As promptly as reasonably practicable following the date of this Agreement, MIC shall, in accordance with applicable law and its governing documents, establish a record date for, duly call, give notice of, convene and hold the MIC Stockholder Meeting. MIC shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the holders of the MIC Common Stock entitled to vote at the MIC Stockholder Meeting and to hold the MIC Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. MIC shall include the MIC Board Recommendation in the Joint Proxy Statement and shall use its reasonable best efforts to obtain the MIC Stockholder Approval. Notwithstanding the foregoing provisions of this Section 5.1(c), if, on a date for which the MIC Stockholder Meeting is scheduled, MIC has not received proxies representing a sufficient number of shares of MIC Common Stock to obtain the MIC Stockholder Approval, whether or not a quorum is present, MIC shall have the right to make one or more successive postponements or adjournments of the MIC Stockholder Meeting.

(d)          MIC will use its reasonable best efforts to hold the MIC Stockholder Meeting as promptly as reasonably practicable after the date of this Agreement.

5.2          Charter Amendments. Immediately prior to the MIC Stockholder vote on the Merger and subject to the approval of the Charter Amendments by the MIC stockholders, MIC will file Amendment No. 1 to the Charter with the Maryland SDAT to be effective immediately upon filing. Immediately prior to the Effective Time, MIC will file Amendment No. 2 to the Charter with the Maryland SDAT to be effective immediately upon filing.

5.3          Amendment of Declaration of Trust. Immediately prior to the effective date of the IPO Registration Statement, MIT will file the Amended and Restated Declaration of Trust with the Maryland SDAT, substantially in the form to be attached as an exhibit to the IPO Registration Statement, to among other things provide for the authorization of Class B Common Shares and the Preferred Shares.

5.4          Amendment to Amended and Restated OP Agreement. Effective as of the Effective Date, the partners of the Operating Partnership shall amend and restate the Amended and Restated OP Agreement, substantially in the form to be attached as an exhibit to the IPO Registration Statement.

5.5          Section 16 Matters. Prior to the Effective Time, MIC and MIT shall, as applicable, take all steps necessary to cause any dispositions of MIC Common Stock or acquisitions of Class B Common Shares (including derivative securities with respect to MIC Common Stock or Class B Common Shares, as applicable) resulting from the Merger or the other transactions by each person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MIC to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent applicable.

5.6          Deregistering of MIC Common Stock. MIC shall use its reasonable best efforts to cause the MIC Common Stock to be de-registered under the Exchange Act promptly following the Effective Time.

5.7          Certain Tax Matters.

(a)          Each of MIC and MIT shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under, and within the meaning of, Section 368(a) of the Code, and otherwise in accordance with Section 2.15. Each party agrees to report for all Tax purposes in a manner consistent with, and not otherwise take any U.S. federal income tax position inconsistent with, Section 2.15 unless otherwise required by applicable Law or as required pursuant to a “determination” within the meaning of Section 1313 of the Code. Each party agrees to promptly notify the other in writing of any challenge to the intended tax treatment by any Governmental Authority (with such notice including a copy of any such challenge).

(b)          Each of MIC and MIT shall deliver to Counsel at such time or times as requested by Counsel the Tax Representation Letters. Each of MIC and MIT shall cooperate with one another and provide such other information as reasonably requested by Counsel for the purpose of rendering the opinion described in Section 6.1(f).

ARTICLE VI
CONDITIONS

6.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and to consummate the transactions contemplated hereby shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver in writing by MIC and MIT, on or prior to the Effective Time, of each of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties set forth in Section 4.1 and Section 4.2 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality or a material adverse effect) as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent such representations and warranties are explicitly made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of MIC and MIT contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent such representations and warranties are explicitly made as of an earlier date, in which case as of such earlier date), except in the case of clause (ii) where such failure(s) to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MIC or MIT, as applicable.

(b)          Stockholder Approvals. MIC shall have obtained MIC Stockholder Approval.

(c)          Statutes; Court Orders. No statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction applicable to the Merger, any of the other transactions contemplated hereby or the issuance of the Class B Common Shares or Preferred Shares in the Merger, which prohibits or makes illegal the consummation of the Merger, any of the other transactions contemplated hereby or the issuance of the Class B Common Shares or Preferred Shares in the Merger, and there shall be no temporary, preliminary or permanent Order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, any of the other transactions contemplated hereby or the issuance of the Class B Common Shares or Preferred Shares in the Merger.

(d)          Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

(e)           IPO Closing. The IPO Closing shall have occurred at least one Business Day prior to the Effective Date.

(f)           Opinion of Counsel. Each of MIC and MIT shall have received the written opinion of Counsel, dated as of the Effective Date, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Counsel shall be entitled to rely upon the representations contained in the Tax Representation Letters referred to in Section 5.7(b).

ARTICLE VII

MISCELLANEOUS

7.1          Termination of Agreement. This Agreement shall be terminated and of no further force and effect on (i) June 30, 2023 if the IPO Closing shall have not occurred prior to such date, or (ii) by mutual written agreement of MIT and MIC; provided, however, that this Agreement may not be terminated following the pricing of the IPO unless the IPO Closing does not occur following such pricing in accordance with the terms of the underwriting agreement to be entered into between MIT and the underwriters in the IPO.

7.2          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Maryland without regard to any conflicts of law provisions that would result in the application of the laws of any other jurisdiction.

7.3          Further Actions. Each of the parties will take all such lawful action as may be necessary or appropriate to effect the transactions described in this Agreement. If at any time the Surviving Company considers or is advised that any further assignment, assurance or other action is necessary or desirable to vest in the Surviving Company the title to any property or right of MIC or otherwise to carry out the purposes of this Agreement, the proper officers or Representatives of MIC will execute and make all such proper assignments or assurances and take such other actions. The proper officers or Representatives of the Surviving Company are authorized in the name of the Surviving Company, MIC or otherwise, to take any and all such action.

7.4          Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7.5          Counterparts. For the convenience of the parties hereto, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument. Counterparts may be delivered via facsimile, email (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

MOBILE INFRASTRUCTURE CORPORATION

By:	/s/ Stephanie Hogue
Stephanie Hogue
President and Chief Financial Officer

MOBILE INFRASTRUCTURE TRUST

By:	/s/ Stephanie Hogue
Stephanie Hogue
President and Chief Financial Officer

[Signature Page to MIT and MIC Amended and Restated Agreement and Plan of Merger]

Acknowledged and Agreed to:

THE OPERATING PARTNERSHIP MOBILE INFRA OPERATING PARTNERSHIP, L.P.
By: Mobile Infrastructure Corporation, its sole general partner

By:	/s/ Stephanie Hogue
Stephanie Hogue
President and Chief Financial Officer

LIMITED PARTNERS OF THE OPERATING PARTNERSHIP

COLOR UP, LLC

By:	/s/ Manuel Chavez III
Manuel Chavez III
Chief Executive Officer

HSCP STRATEGIC III, L.P.

By:	/s/ Jeffrey B. Osher
Jeffrey B. Osher
Managing Member

MANUEL CHAVEZ III

/s/ MANUEL CHAVEZ III

STEPHANIE L. HOGUE

/s/ STEPHANIE L. HOGUE

JEFFREY B. OSHER

/s/ JEFFREY B. OSHER

Signature Page to MIT and MIC Amended and Restated Agreement and Plan of Merger

LORRENCE T. KELLAR

/s/ LORRENCE T. KELLAR

DANICA HOLLEY

/s/ DANICA HOLLEY

DAMON JONES

/s/ DAMON JONES

SHAWN NELSON

/s/ SHAWN NELSON

Signature Page to MIT and MIC Amended and Restated Agreement and Plan of Merger

EXHIBIT A

FORM OF AMENDMENT NO. 1 TO THE CHARTER

MOBILE INFRASTRUCTURE CORPORATION

ARTICLES OF AMENDMENT

Mobile Infrastructure Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 11.3 of the Charter in its entirety and inserting in lieu thereof:

“Section 11.3 Reserved.”

SECOND: The foregoing amendment has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by the Charter and applicable law.

THIRD: There has been no change in the authorized stock of the Corporation effected by the foregoing amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective immediately upon filing with SDAT.

The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this ________ of _______, 2022.

ATTEST:		MOBILE INFRASTRUCTURE CORPORATION

By:
Name: Stephanie Hogue		Name: Manuel Chavez III
Title: Secretary		Title: Chief Executive Officer

EXHIBIT B

FORM OF AMENDMENT NO. 2 TO THE CHARTER

MOBILE INFRASTRUCTURE CORPORATION

ARTICLES OF AMENDMENT

Mobile Infrastructure Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting Article XIV (“Roll-Up Transactions”) of the Charter in its entirety.

THIRD: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by the Charter and applicable law.

FOURTH: There has been no change in the authorized stock of the Corporation effected by the foregoing amendments to the Charter as set forth above.

FIFTH: These Articles of Amendment shall become effective at [____] [a][p].m. Eastern Time on __________, 2022.

The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this ________ of _______, 2022.

ATTEST:		MOBILE INFRASTRUCTURE CORPORATION

By:
Name: Stephanie Hogue		Name: Manuel Chavez III
Title: Secretary		Title: Chief Executive Officer

EXHIBIT C

FORM OF ARTICLES OF MERGER

ARTICLES OF MERGER

OF

MOBILE INFRASTRUCTURE CORPORATION

(a Maryland corporation)

WITH AND INTO

MOBILE INFRASTRUCTURE TRUST

(a Maryland real estate investment trust)

Mobile Infrastructure Corporation, a Maryland corporation (the “Merging Corporation”), and Mobile Infrastructure Trust, a Maryland real estate investment trust (the “Surviving Entity”), do hereby certify to the State Department of Assessments and Taxation of Maryland (the “Department”) as follows:

FIRST: The Merging Corporation and the Surviving Entity agree to effect a merger (the “Merger”) of the Merging Corporation with and into the Surviving Entity, upon the terms and conditions set forth herein and in that certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 2022 (the “Merger Agreement”), by and between the Merging Corporation and the Surviving Entity.

SECOND: The Surviving Entity is a Maryland real estate investment trust and shall survive the Merger as the successor entity. The principal office in Maryland of the Surviving Entity is located in Baltimore County.

THIRD: The Merging Corporation is a Maryland corporation. The principal office of the Merging Corporation in the State of Maryland is located in Baltimore City. The Merging Corporation owns no interest in land in the State of Maryland.

FOURTH: The Merger was advised, authorized and approved by the Surviving Entity in the manner and by the vote required by the laws of the State of Maryland and its declaration of trust as follows:

(a)           The board of trustees of the Surviving Entity approved and adopted by unanimous written consent a resolution declaring that the Merger was advisable and directing that it be submitted to its then sole shareholder of the Surviving Entity for its consideration.

(b)           The Merger was duly approved by written action of the sole shareholder of the Surviving Entity.

FIFTH: The Merger was advised, authorized and approved by the Merging Corporation in the manner and by the vote required by the laws of the State of Maryland and its charter as follows:

(a)           The board of directors of the Merging Corporation adopted resolutions at a duly called meeting of the board of directors at which a quorum of the members of the board of directors was present, approving the Merger on the terms and subject to the conditions set forth in the Merger Agreement, and directing that the Merger be submitted for consideration by the stockholders of the Merging Corporation entitled to vote thereon.

(b)           The Merger was approved by the affirmative vote of at least a majority of all the votes entitled to be cast by the stockholders of the Merging Corporation at a special meeting of stockholders of Merging Corporation.

SIXTH: The total number of shares of beneficial interest which the Surviving Entity has the authority to issue is 600,000,000 shares, consisting of 500,000,000 common shares, $0.0001 par value per share (the “Surviving Entity Common Shares”), 20,000,000 Class B common shares, $0.0001 par value per share (“Surviving Entity Class B Common Shares”), and 80,000,000 preferred shares, $0.0001 par value per share, of which 97,000 shares have been designated as Series 1 Convertible Redeemable Preferred Shares, par value $0.0001 per share (“Surviving Entity Series 1 Preferred Shares”), and 50,000 shares have been designated as Series A Convertible Redeemable Preferred Shares, par value $0.0001 per share (“Surviving Entity Series A Preferred Shares”). The aggregate par value of all the shares of all classes having par value is $60,000.

SEVENTH: The total number of shares of all classes of stock that the Merging Corporation has authority to issue is 100,000,000, consisting of 98,999,000 shares of common stock, $0.0001 par value per share (“Merging Corporation Common Stock”), 1,000,000 shares of preferred stock, $0.0001 par value per share, of which 50,000 shares are classified and designated as Series A Convertible Redeemable Preferred Stock, $0.0001 par value per share (“Merging Corporation Series A Preferred Stock”), and 97,000 shares are classified and designated as Series 1 Convertible Redeemable Preferred Stock, $0.0001 par value per share (“Merging Corporation Series 1 Preferred Stock”), and 1,000 shares of non-voting, non-participating convertible stock, $0.0001 par value per share (the “Merging Corporation Convertible Stock”). The aggregate par value of all the shares of stock of all classes having par value is $10,000.

EIGHTH: At the Effective Time (as defined below), the Merging Corporation shall be merged with and into the Surviving Entity; and, thereupon, the Surviving Entity shall possess any and all purposes and powers of the Merging Corporation; and all leases, licenses, property, rights, privileges and powers of whatever nature and description of the Merging Corporation shall be transferred to, vested in and devolved upon the Surviving Entity, without further act or deed, and all of the debts, liabilities, duties and obligations of the Merging Corporation will become the debts, liabilities, duties and obligations of the Surviving Entity. Except as otherwise specifically provided in these Articles of Merger, consummation of the Merger at the Effective Time shall have the effects set forth in Section 3-114 of the Maryland General Corporation Law and in Section 8-501.1(o) of the Maryland REIT Law. At the Effective Time, as more fully set forth in the Merger Agreement:

(a)             each Surviving Entity Common Share issued and outstanding immediately prior to the Effective Time shall remain outstanding and be unaffected by the Merger;

(b)             each share of Merging Corporation Common Stock (other than the Cancelled Shares, as defined below) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one Surviving Entity Class B Common Share, and each such share of Merging Corporation Common Stock shall no longer be outstanding, shall be automatically cancelled and shall cease to exist;

(c)             each share of Merging Corporation Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one Surviving Entity Series A Preferred Share plus an amount in cash equal to the accrued and unpaid dividends on such shares of Merging Corporation Series A Preferred Stock through and including the most recently completed quarter prior to the Effective Time, and each such share of Merging Corporation Series A Preferred Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist;

(d)             each share of Merging Corporation Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one Surviving Entity Series 1 Preferred Share plus an amount in cash equal to the accrued and unpaid dividends on such shares of Merging Corporation Series 1 Preferred Stock through and including the most recently completed quarter prior to the Effective Time, and each such share of Merging Corporation Series 1 Preferred Stock shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist;

(e)             each share of Merging Corporation Common Stock that is owned by any wholly-owned subsidiary of the Merging Corporation immediately prior to the Effective Time (collectively, the “Cancelled Shares”), if any, shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor; and

(f)              as of the Effective Time, no shares of Merging Corporation Convertible Stock are issued and outstanding.

NINTH: The declaration of trust of the Surviving Entity will not be amended in connection with the Merger.

TENTH: The Merger shall become effective as of [______] on [______], 202[2] (the “Effective Time”).

ELEVENTH: Each of the undersigned acknowledges these Articles of Merger to be the act and deed of the respective entity on behalf of which he or she has signed, and further, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the entity on whose behalf he or she has signed are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed and attested by the parties hereto as of the date first written above.

ATTEST:	SURVIVING ENTITY:

MOBILE INFRASTRUCTURE TRUST, a Maryland real estate investment trust

By:
Name: Stephanie Hogue	Name: Manuel Chavez III
Title: Secretary	Title: Chief Executive Officer

ATTEST:	MERGING CORPORATION:

MOBILE INFRASTRUCTURE CORPORATION, a Maryland corporation

By:
Name: Stephanie Hogue	Name: Manuel Chavez III
Title: Secretary	Title: Chief Executive Officer